EXHIBIT 22.1

BARBEQUES GALORE LIMITED
ACN 008 577 759

NOTICE OF ANNUAL GENERAL MEETING

          NOTICE is hereby given that the twentieth Annual General Meeting of Barbeques Galore Limited (the “Company”) will be held at 327 Chisholm Road, Auburn, New South Wales, Australia on Tuesday, 26 June 2001 at 9:00 a.m.

Ordinary Business

1.	To receive the financial statements of the Company and of the consolidated entity for the year ended 31 January 2001 and the report of the auditors thereon.

2.	To elect two directors:

          John Price retires by rotation in accordance with the provisions of Article 63 of our Constitution and being eligible, offers himself for re-election.

          Sam Linz retires by rotation in accordance with the provisions of Article 63 of our Constitution and being eligible, offers himself for re-election.

General

3.	To transact any business which may be lawfully brought forward.

Proxies and other matters

4.     (a)   A member entitled to attend and vote is entitled to appoint not more than two proxies.

(b)	Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the member’s voting rights.

(c)	A proxy need not be a member of the Company.

(d)	Proxies given by companies must be executed under seal or under the hand of an officer or attorney duly authorised in writing.

(e)
To be effective, the form appointing a proxy and the Power of Attorney (if any) under which it is signed (or an attested copy thereof), must be delivered to the registered office of the Company at 327 Chisholm Road, Auburn, New South Wales, Australia, not later than 9.00 a.m. on Friday, 22 June 2001 or by facsimile to 61-2-97044212.

By order of the Board,

/s/ DAVID M GLASER
David M Glaser
B.Com, ACA.
Company Secretary

28 May 2001